EXHIBIT 4.2

                          LETTER OF INTENT BY AND AMONG

                              HALO RESOURCES LTD.,

                                       AND

                        THE SHERIDAN PLATINUM GROUP LTD.

                                       AND

                                MR. PAT SHERIDAN

HALO RESOURCES LTD.
#1305, 1090 West Georgia Street
Vancouver, BC, Canada, V6E 3V7
Phone: (604) 685-9316
Fax: (604) 683-1585                                   TSXV: HLO  /  OTCBB: HLOSF








July 5, 2004


Mr. Pat Sheridan and The Sheridan Platinum Group Ltd.
14 Park Lane Circle
Toronto, Ontario  M5B 1Z7


Dear Mr. Sheridan:

RE:      PURCHASE OF A 100% INTEREST IN THE DUPORT PROPERTY, ONTARIO

Further to our various discussions, we write to confirm the terms upon which we ("Halo") are prepared to acquire the Duport Property (the "Property") from Sheridan Platinum Group Ltd. ("SPG"). The terms are as follows:

1. PURCHASE AND SALE. We agree to purchase and you agree to sell to us, a 100% interest in the Property, subject to the NSR referred to in paragraph 3, which will be retained by SPG.

2. PURCHASE PRICE. The purchase price for the Property will consist of and will be paid as follows:

         (a) $250,000 payable at Closing (as defined below), subject to TSX Venture Exchange ("TSX") approval;

         (b) one million common shares of Halo payable at Closing, subject to TSX approval. As required by applicable securities laws, these shares will be restricted from trading for four months from Closing, and in addition, may be subject to escrow restrictions imposed by the TSX;

         (c) $8 million worth of Halo Preferred Shares. The shares will be issued forthwith after their creation. Halo will submit the appropriate resolutions to its shareholders for approval at its next AGM (expected to be in December, 2004). The number of preferred shares will be established by dividing $8 million by the price/share of Halo's first round financing (flow-through pricing level) to be undertaken concurrently with the acquisition of the Property. The Preferred Shares will have the following terms:

                  - Dividends- Years one and two - a dividend of $50,000 per year payable annually on the anniversary of the date of this Agreement. Years 3-5 - an annual dividend of 4% of the issue price of the outstanding Preferred Shares (based on the original $8 million issue price), payable quarterly. The dividend will be paid in either cash or common shares of Halo, as determined by Halo in its sole discretion. If paid in shares, the number of shares issuable will be determined by dividing the amount of the dividend by the 10 day average trading price of Halo's common shares for the 10 days immediately prior to the date the dividend is due.

                  -        The  parties  will  agree to file an  election  under
                           Section 85 of the Income Tax Act with an elected amount to be determined by SPG.

                  - Non-voting - unless applicable dividends are in arrears and payment is not made within 60 days of due date;

                  -        Non-convertible.

                  - Redeemable -At Halo's election, the Preferred Shares may be redeemed from Sheridan at any time on or before the fifth anniversary of the date of issuance of the Preferred Shares by payment of $8,000,000 cash plus a bonus of 5% ($400,000), together with any accrued and unpaid dividends;

                  - Retractable - If the Preferred Shares have not been previously redeemed or returned to Halo, as contemplated in the immediately preceding paragraph or in paragraph 5 herein, on the day before the fifth anniversary of the date of issue of the Preferred Shares, Halo will retract the shares in consideration of $8,000,000 plus any accrued and unpaid dividends (collectively the "Retraction Amount"). Halo may pay any or all of the Retraction amount in common shares or cash, at its sole election but provided that at least $100 is paid in cash. If paid in common shares, the shares will be issued at the price/share referred to in paragraph 2(c) above;

                  - Additional specific terms and conditions associated with the Preferred Share issuance will be determined by Halo and SPG in consultation with TSX.

3. NSR ROYALTY. SPG will retain A net smelter return royalty on the Property ("NSR") once the Property goes into production. The terms of the NSR would be 2.5% on first 1.5 million ounces of gold produced and 5% on excess. The NSR will be evidenced by a royalty agreement delivered to you at Closing. The royalty agreement will contain a provision allowing us y to purchase, at a predetermined price, some or all of this royalty. We will need to arrive at a mutually acceptable agreement on royalty buy-out but there are many examples available to us.

4. CLOSING. The closing of the purchase and sale ("Closing") will take place on the fifth business day after TSX- V approval, or at such other time as we may mutually agree. At Closing, you will deliver documentation acceptable to us to transfer title to the Property to us, and we will deliver the consideration payable at Closing as set forth in paragraph 2 above. At Closing, both parties will deliver all other documents reasonably required to give effect to the purchase and sale.

5. WORK COMMITMENTS. There are no minimum annual work commitments on our part except that we will, for a period of 5 years from Closing, keep the Property in good standing including the payment of property holding costs. This 5 year period will be reduced in the event we return the Property pursuant to paragraph 5 below.

6. RETURN OF PROPERTY - Halo may, at any time within 5 years after the issuance of the Preferred Shares, but provided that all dividends have been paid pursuant to paragraph 2 above, return the Property to SPG, in exchange for the return of all Special Preferred Shares. In such event, Halo will transfer the Property back to SPG and SPG will return the Preferred Shares to Halo. If Halo exercises this right, the Property must be in good standing for at least 6 months after the date of exercise of this option to return the Property.

7. CONDITIONS. Our obligation to proceed with the purchase of the Property is subject to:

         (a) TSX approval, which may, as a condition, require shareholder approval and the submission of a technical report acceptable to the TSX.;

         (b) completion by us of due diligence on the Property, with results satisfactory to us, such due diligence to be completed on or before the 30th day after the date this agreement is signed by you (or the next business day if such day is not a business day); and

         (c) completion and execution of a formal agreement on or before the 60th day after the date this agreement is signed by you (or the next business day if such day is not a business day).

8. FORMAL AGREEMENT. We will forthwith prepare a formal agreement to reflect the terms set out above. The formal agreement will contain customary representations, warranties , covenants and other terms and conditions.

9. ANNOUNCEMENTS. Neither party will issue a press release regarding this transaction without giving the other party a reasonable opportunity to comment on the release.

10. COSTS. We will each pay our own costs in respect of the purchase and sale.

11. AREA CLAUSE. If during the period ending five years after the date of issuance of the Preferred shares SPG acquires any mineral property interests within a one mile radius of the Property, such interests shall be deemed to form a part of the Property and shall be transferred to Halo at no cost to Halo. If during the period ending five years after the date of issuance of the Preferred shares Halo acquires any mineral property interests within a one mile radius of the Property, such interests shall be deemed to form a part of the Property and Halo shall pay the NSR referred to in paragraph 3 above in respect of those additional property interests, to SPG.

If the foregoing terms are acceptable to you, please sign below and fax this agreement back to us whereupon this will become a binding agreement.

Yours truly,

HALO RESOURCES LTD.

Per:

         /s/ Nick DeMare
         ---------------
         Nick DeMare,
         Director

ND:as

The foregoing terms have been reviewed, acknowledged and accepted this 6th day of July, 2004.

THE SHERIDAN PLATINUM GROUP LTD.

Per:

          /s/ Pat Sheridan                                    /s/ Pat Sheridan
         -----------------                                   -------------------
                                                              Mr. Pat Sheridan